Exhibit 99.1

Harbin Electric Reports Second Quarter 2009 Financial Results

Second Quarter 2009 Financial Highlights
▪	Total revenues were $38.36 million, up 60% from 2Q08 and 25% from 1Q09
▪	Adjusted net income was $7.42 million, up 19% and 22% compared with $6.23 million and $6.08 million in 2Q08 and in 1Q09, respectively
▪	Operating profits were $8.82 million compared with $8.22 million in 2Q08 and $8.03 million in 1Q09
▪	Adjusted earnings per diluted share were $0.33 compared with $0.31 in 2Q08 and $0.27 in 1Q09

Harbin, China, August 11, 2009 – Harbin Electric, Inc. (“Harbin Electric” or the “Company”, NASDAQ: HRBN), a leading Chinese developer and manufacturer of a wide array of electric motors in the People’s Republic of China, today announced its second quarter 2009 financial results. The Company filed its quarterly report on Form 10-Q on Monday, August 10, 2009.

Quarterly Key Financial Figures

	2Q09	2Q08	1Q09

Revenue	$38,363,484	$23,959,073	30,724,893

Gross Profit	$12,863,276	$11,456,134	10,923,778

Gross Profit Margin	33.5%	47.8%	35.6%

Operating Income	$8,815,820	$8,224,637	$8,025,592

Operating Margin	23.0%	34.3%	26.1%

Net Income	$(5,419,364)	$6,230,943	$8,654,334

Adjusted Net Income*	$7,422,866	$6,230,943	$6,080,913

Diluted EPS	$(0.24)	$0.31	$0.39

Adjusted Diluted EPS*	$0.33	$0.31	$0.27
*See Reconciliation of the non-GAAP measure to the GAAP net income. Also see “About Non-GAAP Financial Measures” toward the end of this release

Reconciliation of the non-GAAP measure to the GAAP net income
	Three Months Ended
	June 30		March 31
	2009	2008	2009
Net Income (Loss)	$(5,419,364)	$6,230,943	$8,654,334
Deduct:
Other Income - Government Grant	$(1,172,560)	$0	$0
Add back (Deduct):
Change in fair value of warrant	$14,014,790	$0	$(2,573,421)
Adjusted Net Income	$7,422,866	$6,230,943	$6,080,913

Diluted EPS	$(0.24)	$0.31	$0.39
Deduct:
Other Income - Government Grant	$(0.05)	$0.00	$0.00
Add back (Deduct):
Change in fair value of warrant	$0.62	$0.00	$(0.12)
Adjusted EPS	$0.33	$0.31	$0.27

“We are pleased with another quarter of strong financial results including higher sales, improved operating results, and strong cash flow. Once again we believe that we have demonstrated our ability to execute well,” said Tianfu Yang, Chairman and Chief Executive Officer of Harbin Electric. “Although we have not seen strong signs of sustainable recovery in North America, we clearly enjoyed a robust economic environment at home on the back of the Chinese government’s stimulus programs and the country’s on-going industrialization, which fueled strong sales of industrial rotary motors. We recently received a $1.17 million (RMB 8 million) grant from the Chinese government to support our linear motor driven subway train project due to the project’s contribution to China’s advanced industrialization. We believe that this grant is indicative of the support that we receive from the Chinese government.”

“We expect sales momentum to continue for the remainder of this year as economic conditions continue to improve in China and our major new projects are on-track,” Mr. Yang continued. “Globally, it appears that the worst is behinds us. We are optimistic that the world economies, particularly North America where we have the majority of our international business, will continue to improve.”

“We just completed a sale of 6.25 million shares of our common stock in an underwritten public offering at $16.00 per share, generating net proceeds of approximately $93.4 million.  We expect this capital infusion to play a critical role in the company’s future growth.  These funds not only allow us to repurchase most of our outstanding debt and invest in improving existing businesses, but also enable us to confidently look at acquisition opportunities. The current economic environment in China presents some promising opportunities. With our strong financial and cash position, we believe we are well-positioned to pursue these opportunities successfully.” concluded Mr. Yang.

Revenues
Total revenues of $38.36 million were up 60% from $23.96 million in the second quarter of 2008 (“2Q08”) and up 25% from $30.72 million in the first quarter of 2009 (“1Q09”). International sales totaled $3.58 million, or 9.3% of total sales, for the quarter, an increase of 16% and 10% compared with $3.09 million in 2Q08 and $3.26 million in 1Q09, respectively.

Compared with 2Q08, higher revenues in this quarter benefited from the acquisition of the industrial rotary motor business, which contributed $17.00 million, or 44% of total revenues. Excluding the acquisition, organic revenues for the quarter were $21.36 million, down 11%, reflecting lower sales in other product lines partially offset by higher sales in oil pumps (delivered 105 units in 2Q09 compared to 80 units in 2Q08 and 60 units in 1Q09).

Compared with 1Q09, the sales growth reflected a robust demand growth in the industrial rotary motor business, which benefited from the Chinese government’s stimulus program. Revenues from the industrial rotary motor business were up a significant 57% to $17.0 million from $10.8 million in 1Q09.

The following table presents the revenue contribution by percentage by each major product line for 2Q09 in comparison with 2Q08 and 1Q09.

Product Line	Percent of Total Revenues (%)
	2Q09	2Q08	1Q09
Linear Motors and Related Systems	30.1%	51.3%	40.3%
Specialty Micro-Motors	22.3%	37.7%	19.9%
Rotary Motors	44.1%	NA	35.3%
Others	3.5%	11.0%	4.5%
Total	100%	100%	100%

International Sales	9.3%	12.9%	10.6%

Net Income
The Company recorded a net loss of $5.42 million, or a loss of $0.24 per diluted share, in this quarter, as it booked a non-cash charge of $14.01 million due to change in fair value of the warrants issued with its 2010 Notes and 2012 Notes. This compared with  net income of $6.23 million, or $0.31 per diluted share, in 2Q08 and a net income of $8.65 million, or $0.39 per diluted share, in 1Q09, which included a non-cash gain of $2.57 million due to change in fair value of warrants.

The adjusted net income of $7.42 million, or the adjusted EPS of $0.33 per diluted share, for 2Q09 excludes the $14.01 million non-cash charge due to change in the fair value of warrants and a $1.17 million (RMB 8 million) government grant, from the Harbin municipal government to support the Company’s subway train project that qualifies as engaging in China’s advanced industrialization. This adjusted net income compares, on the same basis, with net income of $6.23 million, or $0.31 per diluted share, in 2Q08, and adjusted net income of $6.08 million, or $0.27 per diluted share, in 1Q09.  The higher adjusted net income for the current quarter was primarily driven by contributions from the industrial rotary motor business and lower interest expense.

Gross Profit Margin
The following table presents the average gross profit margin by product line for 2Q09, in comparison to 2Q08 and 1Q09. The decline in overall gross profit margin was primarily due to changes in product mix and the lower gross margin in the rotary motor business.

Product Line	Gross Profit Margin (%)
	2Q09	2Q08	1Q09
Linear Motors and Related Systems	56.9%	55.7%	54.1%
Specialty Micro-Motors	40.4%	38.0%	40.1%
Rotary Motors	13.2%	NA	10.1%
Others	48.0%	43.7%	49.3%
Corporate Average	33.5%	47.8%	35.6%

International Business	42.6%	36.2%	44.8%

Operating Profit
Operating profits of $8.82 million in 2Q09 increased from $8.22 million in 2Q08 and $8.03 million in 1Q09.

Compared with 2Q08, higher operating earnings benefited from the contribution of the industrial rotary motor business, partially offset by higher R&D expenses as well as higher selling, general and administrative (“SG&A”) expenses.  Operating margin declined to 23.0% from 34.3% in the same quarter of 2008, mainly due to lower gross margin in the industrial rotary motor business and higher R&D expenses as well as higher SG&A expenses.

Compared with 1Q09, operating earnings primarily benefited from higher sales and higher gross profit margin in the industrial rotary motor business, partially offset by higher SG&A expenses. Operating margin declined to 23.0% from 26.1% in 1Q09, primarily driven by changes in product mix with a higher percentage of lower margin industrial rotary business, as well as higher SG&A expenses.

SG&A were $3.64 million for the current quarter, compared to $3.04 million in the same quarter of 2008 and $2.50 million in 1Q09. The increase in SG&A was primarily due to higher depreciation expenses, higher shipping and handling costs, and an additional write-off of $0.65 million for bad debt associated with the acquisition of the industrial rotary motor business, partially offset by lower stock-based compensation expense and other administrative expenses. As a percentage of total sales, the Company’s total SG&A expense in this quarter was 9.5%, compared to 12.7% and 8.2% in 2Q08 and 1Q09, respectively.

Interest expense
Net interest expense was $0.84 million for the current quarter. This compared to the net interest expense of $1.19 million for 2Q08 and $1.44 million for 1Q09.  In all periods, net interest expense included non-cash amortization expense of debt discount and debt issuance cost.  The lower interest expense in the current quarter was mainly due to combined factors including lower debt amount and higher capitalization of interest expense.

Income Taxes
The income tax provision was $1.48 million for the current quarter, compared with $1.06 million and $1.04 million for 2Q08 and 1Q09, respectively.

Liquidity and Capital Resources
As of June 30, 2009, the Company had cash of $67.80 million. Cash provided by operating activities was $31.04 million for the six months ended June 30, 2009, compared to cash provided by operating activities of $13.00 million in the same period of 2008.

On August 4, 2009, the Company completed the sale of 6,250,000 shares of its common stock in an underwritten public offering at a public offering price of $16.00 per share. The Company received net proceeds of $93,400,000 after deducting underwriting commissions and fees and expenses associated with the offering.

Earnings Conference Call and Webcast

The Company will host a conference call to discuss the second quarter 2009 financial results at 8:30 a.m. EDT on Tuesday, August 11, 2009. Tianfu Yang, Chairman and Chief Executive Officer, Zedong Xu, Chief Financial Officer, and Christy Shue, Executive Vice President will be on the call.

To participate in the conference call, please dial any of the following numbers:
    USA:                1-800-603-1779
    International:  +1-706-643-7429
    North China:    10-800-713-0924
    South China:    10-800-130-0748

The conference ID for the call is 21701110

A replay of the call will be available beginning at 9:30 a.m. EDT on August 11th, 2009 and will remain available through midnight on August 18th, 2009.

To access the replay, please dial any of the following numbers:

 USA:                      1-800-642-1687
 International:  +1-706-645-9291

Passcode is 21701110.

This conference call will be broadcast live over the Internet. To listen to the live webcast, go to http://www.harbinelectric.com and click on ‘Harbin Electric Q2 2009 Financial Results Conference Call’. The replay of the webcast will be available for 30 days and will be archived on the Investor Kits page of the website after 30 days.

About Non-GAAP Financial Measures
The management of Harbin Electric uses non-GAAP adjusted net earnings to measure the performance of the Company’s business internally by excluding non-recurring items as well as non-cash charges related to the warrants issued in connection with the Company’s 2010 Notes and 2012 Notes issued in 2006.  The Company’s management believes that these non-GAAP adjusted financial measures allow the management to focus on managing business operating performance because these measures reflect the essential operating activities of Harbin Electric and provide a consistent method of comparison to historical periods. The Company believes that providing the non-GAAP measures that management uses internally to its investors is meaningful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand Harbin Electric's financial performance in comparison to historical periods without variation of non-recurring items and non-operating related charges. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by the management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the management of Harbin Electric compensates for these limitations by providing the relevant disclosure of the items excluded.

About Harbin Electric, Inc.

Harbin Electric, headquartered in Harbin, China, is a leading developer and manufacturer of a wide array of electric motors with a focus on innovative, customized and value-added products. Its major product lines include linear motors, automobile specialty micro-motors, and industrial rotary motors. The Company's products are purchased by a broad range of domestic and international customers, including those involved in oil services, factory automation, food processing, packaging, transportation, automobile, medical devices, machinery and tool manufacturing, petrochemical, as well as in the metallurgical and mining industries.

Harbin Electric has built a strong research and development capability by recruiting talent worldwide and through collaborations with top scientific institutions. The Company owns numerous patents in China and has developed award-winning products for its customers. Through its U.S. and China-based subsidiaries, the Company operates three manufacturing facilities in China located in Harbin, Weihai, and Shanghai with a total of approximately 1,800 employees. Each of the three manufacturing facilities is dedicated to a specific product line and is equipped with state-of-the-art production equipment and quality control systems.

As China continues to grow its industrial base, Harbin Electric aspires to be a pioneer in leading the industrialization and technology transformation of the Chinese manufacturing sector. To learn more about Harbin Electric, visit http://www.harbinelectric.com ..

Safe Harbor Statement

The actual results of Harbin Electric, Inc. could differ materially from those described in this press release. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in the Company's periodic filings with the U.S. Securities and Exchange Commission, including the factors described in the section entitled 'Risk Factors' in its annual report on Form 10-K for the year ended December 31, 2008. The Company does not undertake any obligation to update forward-looking statements contained in the press release. This press release contains forward-looking information about the Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may, “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products.

For investor and media inquiries, please contact:

    In China
     Harbin Electric, Inc.
     Tel:   +86-451-8611-6757
     Email: MainlandIR@Tech-full.com

    In the U.S.
     Christy Shue
     Harbin Electric, Inc.
     Executive VP, Finance & Investor Relations
     Tel:   +1-631-312-8612
     Email: cshue@HarbinElectric.com

     Kathy Li
     Christensen Investor Relations
     Tel:   +1-212-618-1987
     Email: kli@christensenir.com